EXHIBIT 23J
             Opinion and Consent of McCurdy & Associates CPA's, Inc.

                    OPINION OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders and Trustees
Fairholme Funds, Inc.:

We have audited the accompanying statement of assets and liabilities of the Fairholme Funds, Inc. (comprised of The Fairholme Fund) as of December 27, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. Our procedures included confirmation of cash held by the custodian as of December 27, 1999, by correspondence with the custodian. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of The Fairholme Fund as of December 27, 1999, in conformity with generally accepted accounting principles.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
December 27, 1999


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement for the Fairholme Funds, Inc. of all references to our firm included in or made a part of this Amendment.


McCurdy & Associates CPA's, Inc.
December 27, 1999